Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Third Quarter 2005 Conference Call
November 3, 2005, 10:00 a.m., central
Introductory Comments – Tripp Sullivan
Good morning and welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the third quarter of 2005. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday evening in a press release that has been covered by the financial media.
As we start, let me express that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.
The forward-looking statements included in this conference call are only made as of the date of this call. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
In addition, certain terms used in this call such as Adjusted Funds From Operations (AFFO), Funds From Operations (FFO), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Hotel EBITDA or Hotel Operating Profit, and Cash Available for Distribution (CAD) are non-GAAP financial measures within the meaning of the Securities and Exchange Commission Rules. Reconciliation of such non-GAAP financial measures to GAAP measures is provided in the Company’s earnings release and accompanying tables or schedules which has been filed on Form 8-K with the SEC on November 2, 2005, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. The Company’s management believes that AFFO, FFO, EBITDA, Hotel EBITDA or Hotel Operating Profit and CAD are meaningful measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance.
Lastly, as the Company has indicated in its earnings release, the Company’s management believes reporting its operating metrics for continuing operations on a pro forma consolidated and pro forma not-under-renovation basis is a measure that reflects a meaningful and more focused comparison of the operating improvement in the Company’s direct hotel portfolio.
I will now turn the call over to Monty Bennett. Please go ahead, Monty.
Introduction – Monty Bennett
Thank you, Tripp. Good morning and thank you for your participation on today’s call. The agenda on the call will be for me to provide a broad overview of the Company, highlighting our internal growth successes, to hear from David Kimichik, our CFO, on the financial results, and to have Doug Kessler, our COO, report on our acquisition and financing activities. I will then wrap up with some concluding remarks.
We have been focused on three primary areas this past quarter: internal growth, positioning our capital structure for the future, and recycling our capital advantageously. Each of these strategies contribute to our return on capital, increase in CAD per share and the safety and growth of our dividend.
Before I go into the details of these strategies, I would like to emphasize what we have been able to achieve since our IPO in August of 2003. Since inception, we have delivered an annual compounded return of over 13% through the end of the third quarter. Our asset base has grown from approximately $300M to $1.4B. Dividend payments per share have grown each quarter from 6 cents per share in the first quarter of 2004 to 18 cents per share last quarter. All other indicators such as EBITDA, CAD, FFO, and RevPar have shown solid growth. We have achieved and surpassed the targeted unleveraged yields we identified at our IPO for both our direct hotel investments as well as our mezzanine investments. We continue to remain opportunistic in our investments, with currently our focus being on internal growth, positioning our capital structure correctly, and recycling our capital advantageously.
We are very pleased with the progress of our internal growth. Our asset by asset strategies of revenue improvements, cost reduction, capital improvements, and repositionings continue to produce results. During the third quarter, pro forma RevPAR for all hotels in continuing operations gained 8.9%. The more meaningful statistic is for those hotels not under renovation. These are the hotels that have completed their renovations or did not require capital improvement in order for us to implement value-added strategies. For these hotels, we reported a pro forma RevPAR increase of 12.3% on strong ADR and occupancy gains, a 23.4% increase in Hotel Operating Profit and an improvement in profit margin of 252 basis points over the third quarter of 2004. In addition, our RevPAR Yield Index year-to-date increased from 110.7% to 112.5% for all hotels in continuing operations and from 110.1% to 113.7% for those hotels not under renovation.
Last quarter, we introduced a table in our press release that outlines the historical and planned capital improvements for our portfolio. For the first nine months of 2005, we have invested $31.2 million in capex across our portfolio. During the third quarter, we had 12 properties under renovation. Nine of these properties have subsequently completed their renovations. During the fourth quarter, we expect to have an additional 13 hotels under renovation with a budget of approximately $20.7 million. We have again included this capital improvements table in our earnings release.
Each round of renovations adds another layer of growth to our portfolio as renovations are pursued only when value can be added and we receive a return on the invested capital. With the number of renovations completed so far this year and those projected to be completed around the first of the year, we expect 2006 to show continued internal growth.
We have moved to position our capital structure for a potentially inflationary and interest rate increasing environment. Doug will share the details, but we have closed or are in the process of closing several debt arrangements that fix over 90% of our debt at sub 6% for the next 9 to 11 years. Among real estate types, hotels are unique in being able to rapidly take advantage of an inflationary environment by raising rates as often as daily if so desired. With a fixed liability side of the equation at the low rate we have achieved, the resulting increase in profitability would be dramatic. Further, our largely LIBOR based mezzanine lending operation will be able to take advantage of rising interest rates. Our loan portfolio currently yields 13.9%.
We are capital recyclers; not property aggregators. We continue to weigh our sources of capital against potential investment opportunities in our diverse strategy among domestic and international investments in direct hotel investments, mezzanine loans, first mortgage loans, and sale-leaseback transactions. Sources of capital include joint ventures, common equity raises, asset sales, loan payoffs, perpetual preferred or convertible preferred equity issuances and debt financings. We constantly evaluate the potential sources and uses of capital to make the right decisions to maximize our objectives of CAD per share growth and dividend growth and security.
We anticipate that our focus here in the fourth quarter will largely be on the same core strategies of internal growth, focusing our capital structure for the future, and capital recycling activities.
I will now turn the call over to David Kimichik.
Financial Review – David Kimichik
Good Morning. For the third quarter we reported net income of $3,352,000 or 8 cents per share; Adjusted FFO of $15,216,000 or 25 cents per share; and EBITDA of $29,845,000 . As of September 30, the company had total assets of $1.4 billion including $78 million of cash.
At the end of the quarter, we owned 79 direct hotel investments. Of these assets, 17 are held for sale and classified as discontinued operations. These assets are currently either under contract or under negotiations to be sold by the end of the first quarter of 2006. Also, subsequent to the end of the quarter we closed on the acquisition of the 316-room Hyatt at Dulles Airport for $72.5 million.
As of September 30, we had $800 million of mortgage debt, leaving net debt to total enterprise value at 50% at the end of the quarter. Our blended annual interest cost was approximately

5.64%. At that time our fixed rate debt accounted for 77% of our total mortgage debt. Subsequent to the end of the quarter we closed or are in the process of closing on several significant financing initiatives that Doug will discuss in a moment that lowered our cost of borrowing, extended our maturities and fixed the interest rate on the majority of our debt.
As of September 30th, we had 44 million common shares outstanding, 2.3 million Series A perpetual preferred shares outstanding, 7.5 million Series B convertible preferred shares outstanding and 11 million OP units issued.
Not including the assets held for sale at quarter’s end, we own 62 core hotels containing 10,913 rooms. We have agreements for management with 7 different companies. The most significant managers are Remington Hospitality and Lodging which manages 28 of our core properties and Marriott International which manages 15 of our core hotels.
As of September 30th, we owned a position in 12 mezzanine and first mortgage loans with total principal outstanding of $100 million with an average annual yield of 13.9%.
For the quarter, we had excellent news from the operating results of our 62 core hotels. Proforma RevPAR for the core portfolio was up 8.9% during the third quarter as compared to third quarter 04 and for the core hotels not under renovation, which is all but 12 hotels, the RevPAR was up 12.3%. The increase was primarily attributable to an 8.6% increase in average rate.
Proforma Hotel operating profit for the entire core portfolio was up approximately $2.7 million for the quarter, or 12% when compared to third quarter ‘04. This was the result of both increases in revenue as well as enhanced flow through as our operating margin increased by 53 basis points. For the 50 hotels not under renovation, operating profit was up $4.4 million in the third quarter or 23% with an increase in profit margin of 252 basis points..
During the quarter and again in October we did experience some disruption from hurricane activity. At this point essentially all rooms at the affected hotels are open, however we did incur a one-time expense of $300,000 in the third quarter for property insurance deductibles. Also we had an additional one-time charge in the quarter of approximately $200,000 for receivable write-offs related to the Northwest and Delta bankruptcy filing. These one-time charges impacted FFO, Adjusted FFO, and CAD by approximately one cent per share. Without these adjustments, we met consensus FFO per share.
Finally, for the third quarter we reported CAD of $14,278,000 or 23 cents per share and announced and paid a dividend of 18 cents per share. This represents a dividend payout ratio of 78% for the quarter.
Doug will now provide us with an update on our investment and financing activities.

Investment Highlights – Douglas Kessler
Good morning.
I plan to discuss our investment recycling since the last conference call and the favorable impact of our refinancing accomplishments.
Coming off the second quarter, which had been one of our largest transaction quarters, our investment activity during the third quarter was not as active. We digested our recent investments and focused our energy on organic growth via refinancing, capital expenditure, re-branding opportunities, asset repositioning, and sales. While we actively bid on numerous transactions, we remained disciplined in our approach given the trading ranges on assets. As a result, our quarter activity consisted of two mezzanine loan originations totaling $8.6 million at yields well within our targeted range and the announcement of the acquisition of the $72.5 million Hyatt Dulles that subsequently closed last Friday. On this call, we are announcing our commitment to purchase an $18.2 million first mortgage participation in a AAA 5-Diamond rated luxury resort in the Caribbean at a spread of 900 over LIBOR. More details will come with our announcement later this month upon funding this investment.
We continue to selectively participate in marketed hotel transactions and are proactively sourcing off-market opportunities. Our hotel lending program continues to gain momentum. Our relationships are solid with the leading Wall Street first mortgage providers and we are now broadening our contacts with regional lenders as well. We continue to pursue mezzanine lending opportunities on existing, repositioned and to-be-constructed hotel assets. However, let me emphasize that our investment priorities will remain on direct hotel investment as our dominant strategy followed by our lending strategies.
While this quarter’s new investment activity was lower than previous quarters, our capital recycling effort increased substantially as we lined up buyers for several non-strategic assets. Previously, we announced the marketing effort for 15 non-strategic Gen 1 Residence Inns and TownePlace Suites that we acquired in the second quarter from CNL. We now have identified potential buyers and look forward to providing you updates on these transactions later in the fourth quarter. Combined with the 6 hotels we’ve already sold and two under contract for sale in the fourth quarter from the FGS portfolio, we expect these sales could generate proceeds of approximately $175 million or more.
In terms of our financing activity, we’ve been proactive in managing our debt balance and believe that we maximized the opportunity to take advantage of the capital markets which will provide near-term and long-term benefits to our shareholders. Our goals have been to lock in favorable low-rated, long-term, fixed-rate debt with flexible terms. We have recently closed or have commitments in place to do just that by increasing our weighted average maturity from 4.7 years to 8.1 years and lowering our all in rate to 5.5% with approximately 93% of our non-revolving debt now fixed.
During the quarter, we modified our secured revolving credit facility. The facility increased to $100 million; the maturity date extended to August 2008 with two one-year extension options; and the interest rate reduced to a range of 160 to 195 basis points over LIBOR. Subsequent to the end of the quarter, we closed or have commitments on several significant financing initiatives. In October, we closed on a $211 million refinancing of the $130 million – 6.8% debt that we assumed from the FGS portfolio transaction that had 2008-2010 maturities. To complete this financing, we combined it with a pre-existing financing we did with Merrill Lynch on the CNL portfolio acquisition to create two pools: a $286 million loan at 5.26% blended fixed rate with a July 2015 maturity with 5 year interest only; and a $295 million loan at 5.53% with a February 2016 maturity with 5 year interest only.
Also, we have a commitment to refinance the 25-property-$210 million of floating rate debt with a 16-property-$212 million refinancing split into a $111 million loan at 5.74% for 9 years with 4 years interest only and a $101 million facility at 5.69% for ten years with 5 years interest only. We expect this loan commitment to close in the fourth quarter.
Additionally we have received a commitment to replace our mezz-warehouse facility, which is currently floating at LIBOR plus 625, with a new recourse facility that will be floating with a spread that is based upon a grid depending upon the advance rate on the borrowing and the loan collateral type (namely first mortgage, B-note, and mezzanine). The grid pricing ranges from 150-275 over LIBOR.
With respect to all of the aforementioned financings, we will experience one-time charges related to exit fees, unamortized loan write-off costs and defeasance in the fourth quarter of 2005 of approximately $12 million.
These combined loan closings are all net present value positive and substantially reduce our borrowing cost and extend our loan maturities. With these closings, virtually all of our debt, with the exception of our revolvers, the $45 million floater on Hyatt Dulles, and $11.4 million variable rate loan on Springhill BWI Airport, will be fixed with 2014-2016 maturities.
The composition of our portfolio is right where we want it in terms of diversification. On a proforma trailing 12 month basis, upper-upscale accounts for 37% of our EBITDA, upscale accounts for 59%, and mid-scale without food & beverage accounts for 4%. These are the segments Price Waterhouse Coopers has forecast among the highest RevPAR growth thru 2006. Our top brands in terms of EBITDA are Marriott with 42% and Hilton with 28%.
In summary, the combination of our continued reallocation of capital, new investment opportunities in our direct hotel and hotel lending programs as well as a diversified and rapidly improving portfolio should position us well for the coming quarters.
Monty, I’ll turn it back to you
Monty Bennett
Thank you, Doug.
Let me close with a couple of case studies. First, let’s look at the FGS transaction that we closed in March of this year. We paid $250 million for this 21-property portfolio with plans to invest an additional $30 million in capital improvements. Eight of the assets have either been sold or contracted to be sold for almost $40 million. This reduced our basis down to $210 million. Of the financings detailed by Doug, one of the new financings is for $211 million, secured by just

10 of the remaining 13 hotels, leaving three of the hotels unencumbered. So, we have pulled out 100% of the purchase price in financings and sales, clearly have value above the debt balance and have value in the three unencumbered assets as well. Lastly, we are investing $30 million in these remaining 13 full-service assets for what we hope will be impressive returns.
Next, we are replacing an L+195 floating-rate $210 million facility secured by 25 assets originated a year ago, with a new $212 million loan fixed at 5.72% for 9 to 10 years, secured by 16 assets. We are therefore lowering our borrowing costs and fixing it, while simultaneously taking advantage of the obvious value creation over the past year. Despite these financings, we maintain our overall policy of no more than 60% indebtedness. At the end of the quarter, our net debt to TEV stood at 50%.
The new additions to hotel supply remain muted while demand continues to grow briskly for hotel room nights. Further, a touch of inflationary pressures may allow us to push average daily rates even harder next year. Consequently, the outlook for the hotel industry remains strong next year according to industry pundits.
We expect to announce our dividend amounts per share for 2006 later in the quarter. We intend to establish an annual rate instead of the quarterly increments that we delivered over the past seven quarters. We believe that our capital recycling and active investment strategy will continue to support the growth and safety of our dividend. I would note that our dividend yield is one of the most attractive in the industry currently at 7%.
Further, we have an ongoing, active pipeline in the $200 million plus dollar range. As we sell off assets, we are cognizant of the effects this might have on earnings and we endeavor to place the harvested capital in other investments within the next quarter or two.
At a recent board meeting, Ashford’s management and our Directors concurred that we will not commence earnings guidance any time soon for the Company. We are a capital recycler and our portfolio is dynamic, with the redeployment of funds throughout the lodging capital structure. We continue to provide thorough details in reporting, much more so than our peers, in the areas of yields on new investment, capital expenditures for assets under renovation, financing terms, RevPAR growth by region and brand, etc. This transparent sharing of factual data points provides investors and analysts with a complete basis for analysis of Ashford’s performance. By providing these details, investors will be able to clearly analyze the Company as the asset base changes over time.
We believe that this approach benefits all investors by freeing management to make the right, long-term capital recycling moves at the appropriate time as markets change, rather than focusing exclusively on short term earnings consequences.
That covers our prepared remarks. We will now answer any questions you may have.
Ending – Monty Bennett
Thank you for your participation today and your interest in Ashford Hospitality Trust. We look forward to speaking with you again on our next conference call.